UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 10, 2025

NOVAVAX, INC.

(Exact name of registrant as specified in charter)

Delaware	0-26770	22-2816046
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Quince Orchard Road

Gaithersburg, Maryland 20878

(Address of Principal Executive Offices, including Zip Code)

(240) 268-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 per share	NVAX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of James F. Young

On March 10, 2025, James F. Young, Ph.D. resigned from the Board of Directors (the “Board”) of Novavax, Inc. (the “Company”), effective as of March 10, 2025. Dr. Young’s resignation from the Board is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Margaret G. McGlynn was appointed to serve as the Chairperson of the Board to succeed Dr. Young and Richard H. Douglas, Ph.D. was appointed to serve as the Chairperson of the Board’s Research and Development Committee.

Appointment of Director John W. Shiver

On March 10, 2025, the Board appointed John W. Shiver, Ph.D. to the Company’s Board, effective on such date, to fill the vacancy created by Dr. Young’s resignation and to serve as a Class III director for a term expiring at the Company’s 2025 annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier death, resignation or removal. Dr. Shiver was also appointed to serve as a member of the Board’s Research and Development Committee.

Dr. Shiver is eligible to receive compensation in respect of his Board service under the Company’s Non-Employee Director Compensation Program, consisting of (i) cash compensation as described in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 29, 2024, (ii) beginning on the date of the 2026 second quarter meeting of the Board, and on each annual second quarter meeting of the Board thereafter, an annual equity grant, consisting of an option to purchase shares of the Company’s common stock and/or restricted stock units with an aggregate grant date fair value approximately equal to $350,000 as determined by the Board or the Compensation Committee thereof, and (iii) an initial equity grant upon election or appointment to the Board, consisting of an option to purchase shares of the Company’s common stock and/or restricted stock units with an aggregate grant date fair value approximately equal to $525,000 as determined by the Board or the Compensation Committee thereof. Under the Company’s Non-Employee Director Compensation Program, annual equity grants vest in full on the first anniversary of the grant date and initial equity grants vest in three equal annual installments on the first three anniversaries of the grant date, in each case subject to the non-employee director’s continued service to the Board through the applicable vesting date. On March 10, 2025, Dr. Shiver was granted an initial equity grant, consisting of an option to purchase 35,770 shares of the Company’s common stock and 23,480 restricted stock units under the Company’s Amended and Restated 2015 Stock Incentive Plan, as amended.

There is no arrangement or understanding between Dr. Shiver and any other person pursuant to which Dr. Shiver was selected as a director. The Board has affirmatively determined that Dr. Shiver qualifies as independent under Nasdaq listing standards and has no material direct or indirect interest in a related party transaction that requires disclosure under Item 404(a) of Regulation S-K.

Dr. Shiver and the Company expect to enter into the Company’s standard indemnification agreement (the “Indemnification Agreement”), a form of which is filed as Exhibit 10.19 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 16, 2010 and incorporated herein by reference, which will provide indemnification protection for Dr. Shiver in connection with his service as a director of the Company.

Item 7.01. Regulation FD Disclosure.

On March 11, 2025, the Company issued a press release announcing Dr. Young’s resignation and Dr. Shiver’s appointment to the Board. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

The information in Item 7.01, including the information contained in Exhibit 99.1 of this Current Report on Form 8-K, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release of the Company, dated March 11, 2025.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novavax, Inc.

Date: March 11, 2025	By:	/s/ Mark Casey
	Name:	Mark Casey
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary